Exhibit 10.5

AMENDED AND RESTATED OPTION AGREEMENT

THIS AMENDED AND RESTATED OPTION AGREEMENT is made effective the 16 day of March, 2022.

AMONG:

BG HOLDINGS GROUP LLC, a limited liability company existing under the laws of the State of Florida with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA

(“BG Holdings”)

- and -

BASIN GULCH CO., corporation existing under the laws of the State of Florida with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA

(“Basin Gulch”, together with BG Holdings, the “Optionors”)

- and -

LANNISTER MINING CORP., a corporation existing under the laws of the Province of British Columbia with an office located at 1500 – 1055 West Georgia Street, Vancouver, BC V6E 4N7

(the “Optionee”)

- and -

SKANDERBEG CAPITAL ADVISORS INC., a corporation existing under the laws of the Province of British Columbia with an office located 488 – 1090 West Georgia Street, Vancouver, BC V6E 3V7

(“Skanderbeg”, collectively with BG Holdings, Basin Gulch, and Lannister, the “Parties”, and each a “Party”)

WHEREAS:

A.	BG Holdings and 1247666 B.C. Ltd. (“B.C. Co.”) entered into a letter of intent on May 29, 2020 (the “May LOI”);

B.	BG Holdings, B.C. Co., and Skanderbeg entered into a letter of intent on July 16, 2020 (the “July LOI);

C.	BG Holdings, B.C. Co., Skanderbeg, and Lannister Mining Corp. (pre-Amalgamation) (“Old Lannister”) entered into an assignment and novation agreement on September 15, 2020 (the “Assignment Agreement”);

D.	BG Holdings, B.C. Co. and Basin Gulch entered into a property acquisition agreement dated September 15, 2020 (the “Property Acquisition Agreement”);

E.	B.C. Co. and Old Lannister amalgamated pursuant to the Business Corporations Act (British Columbia) on September 21, 2021, with the resulting entity being the Optionee (the “Amalgamation”);

F.	The Parties have agreed to enter into this Agreement to clarify their respective rights and obligations and to supersede the May LOI, July LOI, Assignment Agreement and Property Acquisition Agreement;

G.	The Optionors are the legal and beneficial owners of certain mineral claims (the “Claims”) and leasehold rights located in the State of Montana as described in Schedule “A” (the “Property”); and

H.	The Optionors have agreed to grant an exclusive option to the Optionee to acquire 100% of the Optionors’ interest in the Property by paying certain consideration as detailed herein.

ARTICLE I

INTEPRETETATION AND DEFINITIONS.

1.01	Definitions

In this Agreement:

(a)	“Affiliate” means any Person that is the parent corporation or wholly owned subsidiary of a Party to this Agreement;

(b)	“Agreement” means this amended and restated option agreement;

(c)	“Amalgamation” has the meaning set forth in the recitals to this Agreement;

(d)	“Assignment Agreement” has the meaning set forth in the recitals to this Agreement;

(e)	“Basin Gulch” has the meaning set forth on the face page of this Agreement;

(f)	“B.C. Co.” has the meaning set forth in the recitals to this Agreement;

(g)	“BG Holdings” has the meaning set forth on the face page of this Agreement;

(h)	“Board” means the board of directors of the Optionee;

-  2  -

(i)	“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in Vancouver, British Columbia;

(j)	“Cash Payments” has the meaning set forth in Section 2.02(i);

(k)	“Claims” has the meaning set forth in the recitals to this Agreement;

(l)	“Commencement of Commercial Production” means on the NSR Property:

(i)	if a mill is located on the NSR Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the NSR Property at not less than 51% of its rated concentrating capacity, and

(ii)	if a mill is not located on the NSR Property, the last day of a period of 30 consecutive days during which ore has been shipped from the NSR Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the NSR Property for testing purposes or during which mill operations are undertaken as initial tune-up, will not be taken into account in determining the date of Commencement of Commercial Production;

(m)	“Common Shares” means common shares in the capital of the Optionee;

(n)	“Confidential Information” has the meaning set forth in Section 10.01;

(o)	“Default” has the meaning set forth in Section 8.01;

(p)	“Effective Date” means the date of this Agreement;

(q)	“Environmental Laws” means Laws aimed at reclamation or restoration of the Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

(r)	“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from:

(i)	the presence, release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Property; or

(ii)	the violation or alleged violation of any Environmental Laws;

-  3  -

(s)	“Exercise Date” means the date that the Optionee satisfies the requirements of Section 2.02;

(t)	“Exploration Plan” means the detailed exploration plan for the Property, as agreed upon between the Optionee and the Optionors, which the Optionee will pursue on a best efforts basis, as further detailed in the attached Schedule “B”;

(u)	“First Milestone” has the meaning set forth in Section 2.04(i);

(v)	“Governmental Authority” means any governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other tribunal;

(w)	“Interest” has the meaning set forth in Section 2.01;

(x)	“July LOI” has the meaning set forth in the recitals to this Agreement;

(y)	“Law” or “Laws” means all applicable federal, state and local laws (statutory and common), rules, ordinances, treaties, regulations, judgments, decrees, and other valid governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

(z)	“Listing Date” has the meaning set forth in Section 2.02(i)B;

(aa)	“May LOI” has the meaning set forth in the recitals to this Agreement;

(bb)	“Metesh Claims” means the mineral claims listed in Schedule “C”;

(cc)	“Metesh Royalty Agreement” means the agreement governing the Metesh Royalty, attached hereto as Schedule “D”;

(dd)	“Metesh Royalty” means the net smelter returns royalty payable by the Optionors to the Metesh family as set forth in the Metesh Royalty Agreement, a copy of which is attached hereto as Schedule “D”;

(ee)	“Minerals” has the meaning set forth in Schedule “E”;

(ff)	“Mineral Rights” has the meaning set forth in Schedule “E”;

(gg)	“Net Smelter Returns” has the meaning set forth in Schedule “E”;

(hh)	“NSR Property” means the Property including any claims or rights, existing or acquired, within a one (1) mile area of influence from the boundaries of the Metesh Claims, but excluding the Metesh Claims;

(ii)	“NSR Royalty” has the meaning set forth in Section 2.02(ii);

-  4  -

(jj)	“NSR Royalty Agreement” means the agreement governing the NSR Royalty, in the form attached hereto as Schedule “E”;

(kk)	“Offered Interest” has the meaning set forth in Section 9.01;

(ll)	“Old Lannister” has the meaning set forth in the recitals to this Agreement; (mm) “Option” has the meaning set forth in Section 2.01;

(nn)	“Option Period” means the period commencing on the Effective Date to the earliest of:

(i)	the Exercise Date; and

(ii)	the termination of this Agreement in accordance with the provisions of Section Article VIII;

(oo)	“Optionee” has the meaning set forth on the face page of this Agreement;

(pp)	“Optionors” has the meaning set forth on the face page of this Agreement;

(qq)	“Permitted Encumbrances” means:

(i)	all reservations, limitations, provisos and conditions expressed in the original grant of title of the lands and premises comprising the Property;

(ii)	any liens for taxes, levies and assessments not yet due or payable;

(iii)	all rights of expropriation of any federal, state, provincial or municipal authority or agency;

(iv)	mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are not overdue;

(v)	minor title defects or irregularities consisting of minor surveyor exceptions and other unrecorded easements or rights-of-way or other restrictions as to the use of the Property which title defects, irregularities or restrictions do not, either individually or in the aggregate, materially impair the present or proposed use of the Property; and

(vi)	any easement or right-of-way to any utility (either municipal, private or public) whether it be for gas, water, electricity and/or telephone for service to the Property;

(vii)	the NSR Royalty; and

(viii)	the Metesh Royalty;

(rr)	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof);

-  5  -

(ss)	“Property Acquisition Agreement” has the meaning set forth in the recitals to this Agreement;

(tt)	“Property” has the meaning set forth in the recitals to this Agreement;

(uu)	“Second Milestone” has the meaning set forth in Section 2.04(ii);

(vv)	“Skanderbeg” has the meaning set forth on the face page of this Agreement;

(ww)	“Technical Information” means all files, documentation and information (in whatever medium and wherever situated) in respect of the Property, including all mining, exploration and technical data, information, reports, maps, plans, samples, cores, core boxes and containers, pulps and rejects, drill logs, surveys, engineering notebooks and other information relating to the Property or work performed relating to the Property in the either Parties possession or control; and

(xx)	“Transfer” has the meaning set forth in Section 9.01.

1.02	Entire Agreement

This Agreement and the attached schedules and all properly executed amendments are hereinafter collectively referred to as this Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all previous negotiations, communications, agreements and undertakings relating to the subject matter herein. The Parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

1.03	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or to the schedules;

(b)	the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(c)	the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(d)	where the phrase “to the knowledge of” means what a person would generally be expected to know by their experience and training in their profession; and

(e)	words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

-  6  -

ARTICLE II

GRANT OF OPTION AND CONSIDERATION

2.01	Grant.

The Optionors hereby grant to the Optionee the sole and exclusive option (the “Option”) to acquire an undivided 100% legal and beneficial interest in the Property (the “Interest”), free and clear of all encumbrances other than the Permitted Encumbrances. The Option may be exercised by completing all of the requirements set out in Section 2.02 below.

2.02	Requirements to Exercise the Option.

In order to exercise the Option, the Optionee:

(i)	shall make cash payments in the aggregate sum of USD$1,050,000 to BG Holdings (the “Cash Payments”), as follows:

A.	USD$150,000 (less the USD$25,000 non-refundable deposit), which the Optionee has already paid BG Holdings;

B.	USD$250,000, on first anniversary of the date on which the Common Shares are listed on a stock exchange or electronic quotation system in Canada (the “Listing Date”);

C.	USD$300,000, on the second anniversary of the Listing Date; and

D.	USD$350,000, on the third anniversary of the Listing Date;

(ii)	shall pay BG Holdings a royalty (the “NSR Royalty”), being equal to 2% of Net Smelter Returns from the NSR Property, on the terms and conditions as set out in Schedule “E” hereto, provided that the Optionee shall have the option and right to repurchase one percent (1%) of the NSR Royalty for USD$1,000,000 thus reducing the NSR Royalty to one percent (1%) of Net Smelter Returns. Notwithstanding the foregoing, if after December 31, 2025, the Optionee has not bought back one percent (1%) of the NSR Royalty, the Optionee and BG Holdings shall negotiate in good faith to agree on new terms and conditions for a buy-back of one percent (1%) of the NSR Royalty;

(iii)	shall issue BG Holdings that number of Common Shares as is equal to 5% of the issued and outstanding shares of the Optionee on the Listing Date, as further described in the May LOI; and

(iv)	shall assume all of the Optionors’ obligations as set forth in the Metesh Royalty Agreement.

2.03	Vesting of the Interest

Upon the Optionee satisfying the requirements of Section 2.02 on the Exercise Date, the Optionee will without any further payment or action be deemed to have exercised the Option and it will thereupon acquire and be deemed to have acquired the Interest, free and clear of all encumbrances, other than Permitted Encumbrances.

-  7  -

2.04	Milestone Payments

Following the Optionee’s exercise of the Option, the Optionee shall provide BG Holdings with the following milestone payments:

(i)	upon the completion of a two million ounce (2,000,000 oz) gold “mineral resource” estimate (as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects) on the Property (the “First Milestone”), the Optionee shall issue to BG Holdings Common Shares with an aggregate value of USD$500,000 at a price per Common Share equal to the volume weighted average trading price of the Common Shares for the ten (10) Business Days ending on the day prior to the achievement of the First Milestone; and

(ii)	Upon the completion of a “preliminary economic assessment” (as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects) on the Property (the “Second Milestone”), the Optionee shall issue to BG Holdings Common Shares with an aggregate value of USD$500,000 at a price per Common Share equal to the volume weighted average trading price of the Common Shares for the ten (10) Business Days ending on the day prior to the achievement of the Second Milestone.

ARTICLE III

TRANSFER OF TITLE

3.01	Notice of Option.

To the extent permitted under applicable Law, the Optionee shall have the right to register notice of this Agreement on title to the Property for the sole purpose of giving notice of its rights hereunder. Such notice shall be removed by the Optionee upon termination of this Agreement without exercise of the Option.

3.02	Optionors’ Obligations on Exercise.

Upon the exercise of the Option by the Optionee in accordance with Section 2.02, the Optionors shall deliver to the Optionee:

(i)	such documents to evidence the submission before the competent Governmental Authority of the documents necessary to transfer title to the Property to the Optionee or its Affiliate and all documents, notices, consents, instruments and forms necessary to give effect to the transactions contemplated by this Agreement;

(ii)	such other customary instruments of transfer, assumption, filings or documents, as may be required to give effect to the exercise of the Option pursuant to this Agreement; and

(iii)	all Technical Information, and if requested by the Optionee, a valid assignment of all of the Optionors’ interest in the Technical Information in a form acceptable to the Optionee, acting reasonably.

-  8  -

ARTICLE IV

OPTIONORS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

4.01	Representations and Warranties.

The Optionors jointly represent and warrant to the Optionee as follows:

(i)	the Optionors are duly and validly formed and subsisting under the laws of their jurisdiction of formation and have full corporate power and authority to enter into this Agreement and perform their obligations hereunder;

(ii)	the Optionors have obtained all approvals required to authorize the entering into and delivery of this Agreement and the taking of all actions of the Optionors contemplated herein;

(iii)	the Optionors are the recorded title holder and beneficial owner of the Property and the Property, the improvements thereon and the appurtenances thereto are unencumbered and free of all claims, liens, charges and encumbrances whatsoever, except for the Permitted Encumbrances;

(iv)	that the Property has been properly located and recorded and is in good standing in accordance with the laws of Montana;

(v)	other than this Agreement and the Permitted Encumbrances, no Person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase from it of the Property or any portion thereof;

(vi)	the Optionors have complied with all laws in effect in the jurisdiction in which the Property is located with respect to the Property, including without limitation all Environmental Laws; and

(vii)	the Optionors are not aware of any actions, suits or proceedings, judicial or administrative pending or threatened by or against the Property or affecting the title to or exclusive possession and use of the Property at law or in equity, or before or by any federal, provincial, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.02	Environmental Condition.

The Optionors jointly represent and warrant to the Optionee, that:

(i)	the Optionors have complied in all material respects with all applicable Laws (including Environmental Laws) in conducting any operations on the Property before the Effective Date and, to the knowledge of the Optionors, there are no existing Environmental Liabilities with respect to the Property;

(ii)	to the knowledge of the Optionors, there is no condition on the Property, nor have the Optionors or any person acting at the direction of the Optionors, conducted any activities on or in connection with the Property, that could reasonably be expected to result in any Environmental Liabilities or other types of enforcement proceeding, or any recovery by any Governmental Authority or private party of remedial, reclamation or removal costs, natural resource damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat to health, safety or the environment;

-  9  -

(iii)	to the knowledge of the Optionors, there are no toxic or hazardous substances on the Property other than from naturally occurring mineralization;

(iv)	to the knowledge of the Optionors, there are no discharges of toxic or hazardous substances on the Property other than from naturally occurring mineralization; and

(v)	to the knowledge of the Optionors, there are no investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the Property under any Environmental Laws.

4.03	Covenants.

The Optionors covenant with the Optionee as follows:

(i)	that at the cost and expense of the Optionee, the Optionors will provide such reasonable assistance to the Optionee as the Optionee may request in making application to effect or obtain any permit, lease, license or concession as may be reasonably required by the Optionee to explore or develop the Property;

(ii)	that upon exercise of the Option by the Optionee, the Optionors shall take all necessary steps to transfer 100% of the legal and beneficial interest in the Property, free and clear of all encumbrances except for the Permitted Encumbrances as directed by the Optionee; and

(iii)	that the Optionors will make the Technical Information available to the Optionee and its representatives and, at the Optionee’s expense, take abstracts therefrom and make copies thereof.

4.04	Survival.

The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and any transfers, assignments, deeds or further documents respecting the Property.

ARTICLE V

OPTIONEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.01	Representations and Warranties.

The Optionee represents and warrants to the Optionor that:

(i)	it is a company duly incorporated under the laws of the Province of British Columbia;

(ii)	it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein;

-  10  -

(iii)	it has duly obtained all authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the constating documents of the Optionee or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject; and

(iv)	no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

5.02	Covenants.

The Optionee covenants with the Optionors that:

(i)	during the Option Period it will make all expenditures and perform all activities required to keep the Property in good standing under the applicable Laws, including without limitation, the obligation to pay all amounts required to keep the Property in good standing during the Option Period;

(ii)	it will carry out operations on the Property in a careful and miner-like manner and in accordance with recognized engineering practices and in full conformity with all applicable mining laws and regulations of Montana, including Environmental Laws;

(iii)	it will commit to following the Exploration Plan as set out in Schedule “B”;

(iv)	If the Optionee conducts one or more debt or equity financings (each such event being a “Financing”), the Optionors will be given an exclusive right of priority to participate in any such Financing;

(v)	it will promptly pay all accounts of any nature and kind for wages, supplies, workers’ compensation assessments and all other accounts and indebtedness incurred by it on the Property so that no lien can arise thereon or upon the Minerals contained therein; and

(vi)	if the Option is terminated pursuant to Section 8.01 or Section 8.02, it will furnish to the Optionors copies of all maps, plans, reports, assays and other technical data whatsoever pertaining to the work carried on by it upon the Property, together with all samples taken from the Property as may then be in its possession or available to it and all Minerals, gold and other material referred to in Section 6.04 which have not been sold.

5.03	Survival.

The representations and warranties contained in this section are provided for the exclusive benefit of the Optionors, and a breach of any one or more thereof may be waived by the Optionors in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

-  11  -

ARTICLE VI

OPERATOR

6.01	Optionee to be Operator.

During the Option Period, the Optionee shall manage the day-to-day exploration activities on the Property, unless the Optionors are delegated this role and agree in writing.

6.02	Right of Entry.

During the Option Period, the Optionee shall be entitled to enter upon the Property to erect buildings and install machinery thereon and to explore and develop the Property in such manner as it sees fit subject to landowner approval and applicable Laws.

6.03	Optionee’s Rights.

The Optionee shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Property.

6.04	Entitlement to Material.

Before the Optionee has earned the Interest in the Property, it will be permitted to take Minerals from the Property only for testing purposes and in any event shall not remove more than ten (10) tonnes of material from the Property. If prior to exercise of the Option, the Optionee realizes any revenue from the sale or other disposition of Minerals or other materials from the Property, such revenue shall be paid to the Optionors.

6.05	Maintenance of Property

The Optionee shall be responsible for the timely payment of any maintenance fees, property taxes, licenses, and any other payments required to maintain the Property, including any underlying leases and the obligations set forth in Section 5.02(i). The Optionee shall also be responsible for the timely filing and recording of all documents required to evidence the payment of required claim maintenance fees. The Optionee shall perform its obligations under this Section 6.05 not later than 60 days before the applicable federal or state deadline and shall deliver to the Optionors proof of the Optionee’s performance of its obligations not later than 30 days before the applicable federal or state deadline.

ARTICLE VII

FORCE MAJEURE

7.01	If at any time after execution of this Agreement the Optionee should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement (other than making a Cash Payments) by reason of fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in power or transportation of supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including, but without restricting the generality of the foregoing, forest closures, or any other cause beyond the control of the Optionee, except lack of monies, then and in every event, any such failure on the part of the Optionee to so perform shall not be deemed to be a breach of this Agreement and the time within which the Optionee is obliged to comply with any such term, covenant or condition under this Agreement shall be extended by the total period of all such delays, provided that in order for the provisions of this paragraph may be operative, the Optionee shall give notice in writing to the Optionors forthwith of any prevention or delay under this section and shall take all reasonable steps to remove or remedy, as applicable, the cause of such prevention or delay as soon as reasonably practicable, and shall give notice to the Optionors as soon as such cause ceases to subsist. Where the Optionee has asserted force majeure pursuant to this section, it will provide regular, and not less than monthly, updates in writing to the Optionors of the status of the force majeure and the efforts to remove or remedy, as applicable, the cause of such prevention or delay.

-  12  -

ARTICLE VIII

TERMINATION

8.01	Optionor’s Right to Terminate.

If at any time during the Option Period, the Optionee fails to perform any material covenant or obligation required to be performed hereunder or breaches any representation or warranty hereunder in a material way, including any failure to make a Cash Payment by the dates set out in Section 2.02 (a “Default”), provided that the Optionors:

(a)	first give the Optionee written notice of the Default containing particulars of the covenant or obligation which the Optionee has not performed, or representation or warranty breached; and

(b)	provided that the Optionee does not within ten (10) days after the delivery of such notice, cure such Default or, provided that the Default does not relate to the failure to make a Cash Payment, the Optionee has not begun proceedings to cure such Default by appropriate payment or performance if such Default reasonably requires more than ten (10) days to cure, the Optionors may:

(c)	terminate this Agreement; or

(d)	exercise and enforce any other rights and remedies it may have under this Agreement, or as may be provided by law or by equity.

For greater certainty, all Cash Payments made prior to the date of termination will continue to be the property of the Optionors and no partial interest in the Property will be earned in connection with such Cash Payments.

8.02	Optionee’s Right to Terminate.

The Optionee may terminate this Agreement at any time upon notice in writing to the Optionors. Any consideration received by the Optionor by the Optionee under Section 2.02 shall be retained by the Optionor.

-  13  -

8.03	Optionee’s Obligations on Termination.

Upon termination of this Agreement the Optionee shall:

(a)	if any fees will become due with respect to the Property at any time within 60 days or less from the date of termination or the date of transfer, pay to the Optionors the amount of such fees;

(b)	within 90 days, deliver to the Optionors the Technical Information and copies of all of the non-interpretative reports, maps, plans, photographs, drill logs and exploration data, including data in digital form, of the Optionee obtained solely from the Property, provided that the Optionee does not make any representation or warranty concerning the accuracy or completeness thereof;

(c)	within 120 days, remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by the Optionee; any property not so removed at the end of the 120-day period shall at the option of the Optionors become the property of the Optionors; and

(d)	within 120 days, use commercially reasonable efforts to complete all closure and reclamation requirements that result from operations conducted by Optionee on the Property in accordance with applicable Laws and regulations, and if such requirements are not completed with such 120-day period, the Optionee shall complete such closure and reclamation requirements as soon as is practical thereafter, and Optionors shall provide, without charge, sufficient access rights to do the same.

8.04	Survival.

The provisions of Sections 8.03 and Article X shall survive termination of this Agreement.

ARTICLE IX

TRANSFER

9.01	Transfer Before Exercise Date.

During the Option Period, no Party will have the right to sell, assign, sub-grant, cede, pledge, hypothecate or otherwise encumber or dispose (a “Transfer”) of the whole or any portion of its rights under or in this Agreement or any interest in the Property or any portion thereof (collectively, an “Offered Interest”) to any third party (other than to an Affiliate of a Party as provided for in Section 9.03 below) for any reason whatsoever without the prior written consent of the other Party.

9.02	Terms of Transfer.

A Transfer of an Offered Interest pursuant to this Article IX must be carried out in accordance with the following terms and conditions:

(a)	subject to receipt of all required approvals, consents or acceptances of the any additional and regulatory approvals applicable to the Parties required at law or by the rules or policies of any exchange on which the Party is then listed;

(b)	an assignee entering into an agreement with the non-transferring Party and where by the assignee assumes all of the rights and obligations of the transferring Party under this Agreement; and

(c)	no Transfer will be completed by the Optionee unless it has complied in all material respects with the terms of this Agreement.

-  14  -

9.03	Transfers to an Affiliate.

Each Party will be entitled to freely transfer an Offered Interest to an Affiliate subject to: (i) receipt of all required approvals, consents or acceptances of any governmental and regulatory approvals required at law; (ii) prior written notice to the other Parties of such transfer; and (iii) the relevant Affiliate consenting in writing to be bound by the provisions hereof. Any transfer to an Affiliate will not release the original Party from its obligations under this Agreement. If the transferee Affiliate ceases to be an Affiliate of the transferring Party, it will be obliged to re-transfer the Offered Interest back to the original transferring Party or that Party’s Affiliate.

ARTICLE X

CONFIDENTIALITY

10.01	Confidentiality.

Subject to Section 10.02, all information received or obtained by a Party pursuant to this Agreement is confidential (“Confidential Information”). The Parties shall not, themselves, or through an Affiliate, disclose any such information without the prior written consent of the other Party, unless required by applicable Law. A Party that discloses any information pursuant to this Section 10.01 shall strictly limit the scope and content of such disclosure to the extent reasonably possible.

10.02	Exceptions.

Confidential Information does not include:

(a)	information that, at the time of disclosure, is in the public domain;

(b)	information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c)	information that the recipient can show already was in the possession of the recipient at the time of disclosure; or

(d)	information that the recipient can show was received by it after the time of disclosure, from a third party who was under no obligation of confidence to the disclosing Party at the time of disclosure.

10.03	Public Announcements.

Subject to the requirements of applicable Laws, any news release of either Party hereto relating to the Property or to this Agreement will be provided to the other Party prior to publication and the other Party shall have the right to make suggestions for changes therein within twenty-four hours of delivery of the draft news release. If no response is received within twenty-four hours, the Party shall be free to make such release or public statement.

-  15  -

10.04	Disclosure to Advisors.

Notwithstanding Section 10.01, the Parties shall have the right to disclose Confidential Information, in strict confidence, to their attorneys or financial and mining consultants.

10.05	Required Disclosure.

This section does not apply to any disclosure which may be required by applicable Laws or any other securities regulatory authorities, which shall be determined in the sole discretion of the Optionee.

ARTICLE XI

DIRECTOR NOMINATION

11.01	BG Holdings Nomination Right

The Optionee agrees that, from and after the one (1) year anniversary of the Effective Date, BG Holdings will be entitled to nominate one (1) director to the Board, provided that the director nominee must meet the requirements of applicable corporate, securities and other laws and the rules of any exchange the Optionee intends to list on. If permitted by Law and exchange policies, the Optionee will appoint such director to the Board. In respect of any meeting of shareholders at which directors are to be elected, and direct appointment of the nominee is not permissible, the Optionee will take all actions necessary and advisable to ensure that (i) proxies are solicited by or on behalf of the Optionee in favour of the election of the director nominee nominated in accordance with this Section 11.01, and (ii) such nominee is endorsed and recommended in the applicable management information circular and other proxy solicitation materials provided by or on behalf of the Optionee to shareholders. The Optionee will take all other commercially reasonable actions necessary to permit the election or appointment to the Board of such nominee. The Optionee will notify BG Holdings at least twenty (20) Business Days prior to the dissemination of materials for any meeting of shareholders at which directors are to be elected, to allow BG Holdings reasonable time to identify its nominee (which BG Holdings will provide to the Optionee at least five (5) Business Days prior to the dissemination of such materials) and provide any relevant information required for inclusion therein. BG Holdings shall be entitled, as it sees fit, to replace or substitute its director nominee from time to time subject to this Section 11.01.

ARTICLE XII

CONFIDENTIALITY

12.01	Option Only.

This Agreement is an option only and not a contract of purchase and sale, and neither the doing of anything nor the postponement of the doing of anything shall be construed as obligating the Optionee to do anything further under this Agreement.

12.02	Time of the Essence.

Time shall be of the essence of this Agreement.

-  16  -

12.03	Notices.

Any notice or other communication required or contemplated under this Agreement to be given by one Party to the other shall be delivered, emailed, or mailed by prepaid registered post to the Party to receive same at the under noted address, namely:

the Optionee:	Lannister Mining Corp.
1500-1055 West Georgia Street.
Vancouver, British Columbia
V6E 4N7
Attention: Jim Greig
email: jim@lannistermining.com

the Optionors:	BG Holdings Group LLC
1615 Forum Place, Suite 3A, West
Palm Beach, Florida, 33401 USA
Attention: Max Zaretsky
e-mail: mz@zaretskylaw.com

Any notice delivered or emailed shall be deemed to have been given and received on the Business Day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

12.04	Further Assurances.

Each of the Parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

12.05	Choice of Law.

This Agreement shall be construed in accordance with the laws of the Province of British Columbia, Canada.

12.06	Severability.

If any one or more of the provisions contained herein should be held to be invalid, unenforceable or illegal in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.07	Enurement.

This Agreement shall enure to the benefit of and be binding upon the Parties hereto, their respective successors at law and assigns.

12.08	Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all Parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any electronic facsimile signature shall be taken as an original.

[signature page follows]

-  17  -

IN WITNESS WHEREOF the Parties hereto have executed these presents the day and year first above written.

BG HOLDINGS GROUP LLC

Per:	/s/ A Max Zaretsky
Name:	A Max Zaretsky
Title:	Manager

BASIN GULCH CO.

Per:	/s/ A Max Zaretsky
Name:	A Max Zaretsky
Title:	Manager

LANNISTER MINING CORP.

Per:	/s/ Chris Beltgens
Name:	Chris Beltgens
Title:	Director

SKANDERBEG CAPITAL ADVISORS INC.

Per:
Name:
Title:

-  18  -

Schedule “A”

Description of the Property

Schedule “A” - 1

Unpatented Mining Claims

Schedule “A” - 2

Patented Mining Claims

Schedule “A” - 3

Schedule “B”

Exploration Plan

Phase 1 - define drill targets and resource expansion plans.

Phase 2 – expand and define a mineral resource estimate.

Schedule “B” - 1

Schedule “C”

Metesh Claims

Claim List

Schedule “C” - 1

Schedule “D”

Metesh Royalty Agreement

Schedule “D” - 1

Schedule “E”

NSR Royalty Agreement

This is Schedule “E” to the Amended and Restated Option Agreement among BG Holdings Group LLC (“BG Holdings”), Basin Gulch Co., Lannister Mining Corp. (“Lannister”), and Skanderbeg Capital Advisors Inc. dated                            , 2023 (the “Agreement”).

1.	Pursuant to the Agreement to which this Schedule is attached, BG Holdings (the “Royalty Holder”) will be entitled, upon Commencement of Commercial Production, to a NSR Royalty payable by Lannister or any successor permitted assignee (the “Royalty Payor”), which will be equal to 2.0% of Net Smelter Returns (as defined below).

2.	The NSR Royalty may be reduced at any time prior to December 31, 2025 from 2.0% of Net Smelter Returns to 1.0% of Net Smelter Returns by the Royalty Payor, or its permitted assign, paying to the Royalty Holder USD$1,000,000.

3.	All capitalized words used in this Schedule “E” but not defined in this Schedule “E” have the meanings given to them in the Agreement. For the purposes of this Schedule the following words and phrases will have the following meanings, namely:

(a)	“Minerals” means all ores and concentrates or metals derived from them, containing precious, base, and/or industrial minerals (including gems and uranium), and leaseable minerals or substances, which are found in, on or under the NSR Property and may lawfully be explored for, mined and sold under the Mineral Rights and other instruments of title under which the NSR Property is held or obtained;

(b)	“Mineral Rights” means:

(i)	prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and claims and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any form of mineral title recognized under the laws applicable in the State of Montana, whether contractual, statutory or otherwise;

(ii)	or any interest in any Mineral Right;

(c)	“Net Smelter Returns” means the net proceeds actually paid to the Royalty Payor from the sale by the Royalty Payor of Minerals mined and removed from the NSR Property after deduction of the following:

(i)	smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Royalty Payor, beyond the point at which the metal being treated is in solution, will be considered as treatment charges;

Schedule “E” - 1

(ii)	costs of handling, transporting and insuring ores, Minerals and other materials or concentrates from the NSR Property or from a concentrator, whether situated on or off the NSR Property, to a smelter, refinery or other place of treatment; and

(iii)	duties and any other ad valorem taxes and taxes based upon production, but not income taxes.

4.	The Royalty Payor will by notice inform the Royalty Holder of the quantum of such reasonable net sale price and, if the Royalty Holder does not object thereto, within 60 days after receipt of such notice, said quantum will be final and binding for the purposes hereof.

5.	Subject to the terms and conditions of the Agreement, the Royalty Payor may remove reasonable quantities of ore and rock from the Mineral Rights located on the NSR Property for the purpose of bulk sampling and of testing, and there will be no NSR Royalty payable to the Royalty Holder with respect thereto unless revenues are derived therefrom.

6.	The Royalty Payor will have the right to commingle with ore from the Mineral Rights located on the NSR Property, with ore produced from other properties, provided that prior to such commingling, the Royalty Payor will adopt and employ stringent practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Mineral Rights located on the NSR Property. The Royalty Payor will maintain accurate records of the results of such sampling, weighing and analysis as pertaining to ore mined and produced from the Mineral Rights located on the NSR Property.

7.	Instalments of the NSR Royalty payable will be paid by the Royalty Payor to the Royalty Holder within 30 days upon the receipt by the Royalty Payor of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the Minerals, ore, concentrates from the Mineral Rights located on the NSR Property.

8.	Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Royalty Payor relating to operations on the Mineral Rights located on the NSR Property and the statement of operations, which will include the statement of calculation of Royalty for the year last completed, will be audited by the auditors of the Royalty Payor at its expense. The Royalty Holder will have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements will be deemed to be correct and unimpeachable thereafter.

9.	If such audited financial statements disclose any overpayment of NSR Royalty by the Royalty Payor during the fiscal year, the amount of the overpayment will be deducted from future installments of NSR Royalty payable.

Schedule “E” - 2

10.	If such audited financial statements disclose any underpayment of NSR Royalty by the Royalty Payor during the year, the amount thereof will be paid to the Royalty Holder immediately after determination thereof.

11.	The Royalty Payor agrees to maintain for each mining operation on the Mineral Rights located on the NSR Property, up-to-date and complete records relating to the production and sale of Minerals, ore and bullion from the Mineral Rights located on the NSR Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Royalty Holder or its agents will have the right at all reasonable times to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR Royalty payments to be made by the Royalty Payor to the Royalty Holder pursuant hereto. The Royalty Holder will have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

12.	The Royalty Holder shall have the right to assign all or a part of the NSR Royalty at any time without giving notice or gaining consent of the Royalty Payor.

[End of Schedule “E”]

Schedule “E” - 3